SmartHeat Inc. Announces Record Full Year 2010 Financial Results - 52% Revenue Growth, 47% Net Income Growth

NEW YORK, Mar. 15, 2011 /PRNewswire-Asia/ — SmartHeat Inc. (Nasdaq: HEAT; website: www.smartheatinc.com), a market leader in China's clean technology, energy savings industry, today announced record financial results for the year ended December 31, 2010. SmartHeat management is scheduled to host an investor conference call at 8:30 a.m. EDT on March 15, 2011.

Financial Highlights:

•	Revenues of $125.41 million, up 51.89% from 2009
•	Operating income of $26.69 million, up 46.85% from 2009
•	Net income of $22.69 million, up 46.99% from 2009

Business Highlights:

•	Meets or exceeds guidance for 2010
•	Commences acquisition strategy with German heat pump manufacturer and designer GWP in the first quarter of 2011
•	Continues with market expansion in Western China and nuclear industry

Financial Summary:	2010	2009	Change

Revenue	$125,406,862	$82,563,869	51.89%
Gross Profit	$44,711,917	$29,096,064	53.67%
Gross Profit Margin	35.65%	35.24%
Operating Income	$26,691,040	$18,175,199	46.85%
Operating Margin	21.28%	22.01%
Net Income	$22,698,443	$15,442,529	46.99%
Net Margin	18.10%	18.70%
Diluted EPS	$0.68	$0.58

	4Q10	4Q09	Change
Revenue	$41,793,612	$26,022,074	60.61%
Gross Profit	$15,276,581	$9,116,632	67.57%
Gross Profit Margin	36.55%	35.03%
Operating Income	$7,850,823	$3,148,012	149.39%
Operating Margin	18.78%	12.10%
Net Income	$6,497,187	$2,923,175	122.26%
Net Margin	15.55%	11.23%

Revenues

In 2010, total sales increased 51.89% to $125.41 million compared to $82.56 million in 2009.

In the fourth quarter of 2010, total sales increased 60.61% to $41.79 million compared to $26.02 million in 4Q09. All three of the Company's product lines contributed to higher sales in 2010 and were a result of China's energy-saving policies, continued growth in energy-saving industry, and our successful market expansion.

The breakdown of revenues for 2010 was $55.44 million from PHE units and $60.22 million from heat exchangers, with sales from PHE units up 42.21% compared to 2009 and sales from heat exchangers up 69.18% compared to 2009. Sales from heat meters were up 22.08% from 2009 and accounted for $9.74 million in revenues for 2010.

The breakdown of revenues for the fourth quarter of 2010 was $21.64 million from PHE units and $19.33 million from heat exchangers, with sales from PHE units up 107.57% compared to 4Q09 and sales from heat exchangers up 25.06% compared to 4Q09. Sales from heat meters were up 482.29% from 4Q09 and accounted for $0.83 million in revenues for the quarter.

The following table presents the revenue contribution by percentage for each major product line in 4Q10 in comparison with 4Q09 and fiscal year 2010 in comparison with 2009:

	Percent of Total Revenues
Product Line	2010	2009	4Q10	4Q09
Plate Heat Exchange (PHE) Unit	44.21%	47.22%	51.77%	40.06%
Heat Exchanger	48.02%	43.11%	46.25%	59.40%
Heat Meters	7.77%	9.67%	1.98%	0.55%
Total	100.00%	100.00%	100.00%	100.00%

Net Income

Net income in 2010 totaled $22.70 million ($0.68 per diluted share), up 47% from $15.44 million ($0.58 per diluted share) in 2009.

Net income in the fourth quarter totaled $6.50 million, up 122.26% from $2.92 million in 4Q09.The higher net income was driven primarily by increased sales from PHEs and PHE units. Earnings per share for 2010 increased by $0.10 per share.

Gross Profit Margin

Gross profit margin for 2010 was 35.65%, up from 35.24% in 2009. Gross profit margin for 4Q10 was 36.55%, up from 35.03% in 4Q09. The margin maintenance for 2010 is due mainly to our effective cost control and our cost-plus pricing.

Operating Expense

Operating expenses as a percentage of sales were 14.4% for fiscal year 2010 and 17.8% for Q410, compared to 13.2% for fiscal year 2009 and 22.9% for Q409. The increase in operating expenses resulted from increased sales and expansion of our business, including the hiring of more sales personnel, higher depreciation expense, training the marketing team and establishing new sales offices in more regions of China. We believe the expansion and training of our marketing team and other employees will increase sales and improve the efficiency of our operations. We will continue our tight budgetary control and cost effectiveness.

2011 Full Year Guidance

SmartHeat is announcing full year 2011 guidance of $22 - $28 million in net income on $120 - $150 million in revenues, reflecting $0.60 - $0.80 EPS.

Outlook

Mr. James Jun Wang, Chairman and Chief Executive Officer of Smart Heat Inc., commented: "We maintained the momentum from the first nine months of 2010 and delivered another set of strong results. We thank our hard working employees who are dedicated to executing our operational strategy. We are quite pleased to see the significant payback we expected to receive from investments made to expand our sales and distribution channels."

“Government requirements to implement energy savings and emission reduction have increased the demand for our energy-saving products in all industrial sectors. We are optimistic about taking advantage of economic development in West China and urbanization trends throughout the country even though China is experiencing inflation and is responding to currency and inflationary pressures. Furthermore, we plan to reap the benefits of our expansion into western China and are excited about the addition of the German heat pump manufacturer GWP, which, with our expansion into nuclear energy products, will be a valuable addition to our clean energy business portfolio." concluded Mr. Wang.

Investor Conference Call Instructions:

SmartHeat management will host an earnings conference call tomorrow to discuss its 2010 financial results and 2011 outlook.

Date and time:  8:30 a.m. U.S. Eastern Daylight Saving Time, March 15, 2011

U.S. toll free number:  +1 866-800-8648

International direct dial-in: +1-617-614-2702

Conference passcode: 163 032 65

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a NASDAQ Global Market listed (NASDAQ: HEAT) U.S. company with its primary operations in China. SmartHeat is a market leader in China's clean technology energy savings industry. SmartHeat manufactures heat exchangers, custom plate heat exchanger units (PHE Units) and heat meters. SmartHeat's products directly address air pollution problems in China where massive coal burning for cooking and heating purposes is the only source of economical heat energy in China. With broad product applications, SmartHeat's products significantly reduce heating costs, increase energy use, reduce air pollution, and have broad applications. SmartHeat's customers include global Fortune 500 companies as well as municipalities and industrial/residential users. China's heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to the China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Corporate Communications Contact:

Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-24-25363366
Email: info@SmartHeatinc.com

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$56,806,471	$48,967,992
Restricted cash	1,949,742	1,301,573
Accounts receivable, net	47,224,476	31,887,785
Retentions receivable	2,548,401	885,642
Advances to suppliers	8,351,579	7,657,791
Other receivables, prepayments and deposits	6,301,772	3,572,600
Inventories	26,585,362	11,259,273
Deferred tax asset	380,232	-
Notes receivable - bank acceptances	1,457,457	397,248

Total current assets	151,605,492	105,929,904

NON-CURRENT ASSETS
Deferred tax asset	22,266	-
Restricted cash	502,672	48,361
Accounts receivable, net	-	237,384
Retentions receivable	1,062,167	349,931
Intangible assets, net	14,243,734	4,071,021
Construction in progress	81,204	-
Property and equipment, net	8,381,019	7,739,609

Total noncurrent assets	24,293,062	12,446,306

TOTAL ASSETS	$175,898,554	$118,376,210

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$4,490,333	$3,493,196
Unearned revenue	1,131,193	2,130,637
Taxes payable	2,000,456	2,140,627
Accrued liabilities and other payables	3,039,701	3,685,272
Notes payable - bank acceptances	2,207,280	1,806,564
Loans payable	9,059,749	4,393,544

Total current liabilities	21,928,712	17,649,840

DEFERRED TAX LIABILITY	-	8,526

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value; 75,000,000 shares authorized, 38,551,939 and 32,794,875 shares issued and outstanding at December 31, 2010 and 2009, respectively	38,552	32,795
Paid in capital	102,251,027	74,917,370
Statutory reserve	5,301,918	2,872,006
Accumulated other comprehensive income	4,252,261	969,988
Retained earnings	41,500,015	21,231,484

Total Company stockholders' equity	153,343,773	100,023,643

NONCONTROLLING INTEREST	626,069	694,201

TOTAL EQUITY	153,969,842	100,717,844

TOTAL LIABILITIES AND EQUITY	$175,898,554	$118,376,210

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
	2010	2009	2008

Net sales	$125,406,862	$82,563,869	$32,676,082
Cost of goods sold	80,694,945	53,467,805	21,717,735

Gross profit	44,711,917	29,096,064	10,958,347

Operating expenses
Selling expenses	8,559,665	3,934,749	1,564,977
General and administrative expenses	9,461,212	6,986,116	1,851,693

Total operating expenses	18,020,877	10,920,865	3,416,670

Income from operations	26,691,040	18,175,199	7,541,677

Non-operating income (expenses)
Interest income	433,534	409,221	405,266
Interest expense	(131,350)	(518,382)	(314,192)
Financial expense	(49,751)	(30,304)	-
Exchange gain (loss)	33,932	(26,255)	(12,044)
Other income	201,291	282,393	27,968
Other expenses	(26,954)	(2,838)	(13,709)

Total non-operating income, net	460,702	113,835	93,289

Income before income tax	27,151,742	18,289,034	7,634,966
Income tax expense	4,533,112	2,858,186	1,293,660

Income from operations	22,618,630	15,430,848	6,341,306

Less: Income (loss) attributable to noncontrolling interest	(79,813)	(11,681)	5,966

Income to SmartHeat Inc.	22,698,443	15,442,529	6,335,340

Other comprehensive item
Foreign currency translation gain (loss)	3,282,273	(14,641)	510,770

Comprehensive Income	$25,980,716	$15,427,888	$6,846,110

Basic weighted average shares outstanding	33,419,416	26,535,502	22,176,322

Diluted weighted average shares outstanding	33,453,684	26,592,066	22,176,432

Basic earnings per share	$0.68	$0.58	$0.29

Diluted earnings per share	$0.68	$0.58	$0.29

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Income including noncontrolling interest	$22,618,630	$15,430,848	$6,341,306
Adjustments to reconcile income including noncontrolling
interest to net cash used in operating activities:
Depreciation and amortization	1,011,815	635,368	252,598
Unearned interest on accounts receivable	(71,133)	120,522	(127,819)
Stock option compensation expense	195,083	3,292	5,613
Stock issued for consulting service	18,090	-	-
Changes in deferred tax	(410,616)	(30,353)	(163)
(Increase) decrease in current assets:
Accounts receivable	(14,716,105)	(20,724,401)	(4,943,868)
Retentions receivable	(2,285,983)	(777,062)	(74,797)
Advances to suppliers	(462,687)	(7,233,127)	62,759
Other receivables, prepayments and deposits	715,988	(2,806,803)	182,577
Inventories	(14,651,940)	(5,143,857)	2,405,678
Increase (decrease) in current liabilities:
Accounts payable	3,634,538	4,051,684	(2,389,649)
Unearned revenue	(1,042,449)	1,278,907	(2,993,636)
Taxes payable	(193,868)	811,275	779,408
Accrued liabilities and other payables	(3,993,197)	(5,776,851)	(261,040)

Net cash used in operating activities	(9,633,834)	(20,160,557)	(761,033)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(1,037,592)	(667,502)	(108,040)
Acquisition of property & equipment	(1,112,629)	(942,442)	(439,861)
Acquisition of intangible asset	(10,120,267)	-	-
Notes receivable	(495,873)	-	(14,635)
Cash purchased at acquisition	-	-	55,426
Construction in progress	(79,444)	-	-

Net cash used in investing activities	(12,845,805)	(1,609,944)	(507,110)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term loan	4,431,642	4,552,774	5,136,069
Change in due to minority shareholders	-	-	(663)
Cash contribution from noncontrolling interest	-	705,882	-
Repayment to shareholder	-	-	(343,913)
Repayment to short-term loan	-	(2,605,768)	(7,583,873)
Payment on notes payable	(2,117,001)	-	-
Issuance of common stock	27,040,742	65,007,390	5,100,000
Warrants exercised	85,500	1,691,850	-

Net cash provided by financing activities	29,440,883	69,352,128	2,307,620

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	877,235	(48,847)	2,588

NET INCREASE IN CASH & CASH EQUIVALENTS	7,838,479	47,532,780	1,042,065

CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	48,967,992	1,435,212	393,147

CASH & CASH EQUIVALENTS, END OF YEAR	$56,806,471	$48,967,992	$1,435,212

Supplemental Cash flow data:
Income tax paid	$3,738,517	$1,500,415	$660,127
Interest paid	$242,961	$338,513	$274,969